CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 29, 2016, relating to the financial statements and financial highlights which appear in the February 29, 2016 annual reports to shareholders of Invesco Global Real Estate Fund, Invesco High Yield Fund, Invesco Short Duration Inflation Protected Fund, Invesco Money Market Fund, Invesco Real Estate Fund, Invesco Short Term Bond Fund, Invesco U.S. Government Fund and Invesco Corporate Bond Fund (the portfolios constituting AIM Investment Services Funds (Invesco Investment Services Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 24, 2016